Exhibit 5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

October 13, 2004

New Century Financial Corporation

18400 Von Karman Avenue

Suite 1000

Irvine, California 92612

Re:	New Century Financial Corporation, a Maryland corporation (the “Company”) – Post-Effective Amendment No. 1 to Registration Statement on Form S-8 pertaining to Five Million Dollars ($5,000,000) of general unsecured obligations of the Company (the “Obligations”) to be issued pursuant to the Company’s Deferred Compensation Plan (the “Plan”)

Ladies	and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Obligations under the Securities Act of 1933, as amended (the “Act”), pursuant to a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 13, 2004, and any amendment thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on April 12, 2004 (the “Articles of Incorporation”), Articles Supplementary filed with the Department on September 30, 2004 and Articles of Amendment and Restatement (the “Articles of Amendment and Restatement”) filed with the Department on September 30, 2004;

(ii)	the Bylaws of the Company, as adopted on April 12, 2004 (the “Original Bylaws”) and the Amended and Restated Bylaws of the Company, as

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

October 13, 2004

adopted on April 21, 2004 (the “Amended and Restated Bylaws”, and together with Original Bylaws, the “Bylaws”), which Amended and Restated Bylaws became effective on October 1, 2004;

(iii)	the Action by Written Consent of the Sole Member of the Board of Directors of the Company, dated as of April 12, 2004 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company on April 21, 2004 and September 30, 2004 (the “Directors’ Resolutions”);

(v)	the Plan;

(vi)	the Registration Statement;

(vii)	a status certificate of the Department, dated October 4, 2004, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

(viii)	a certificate of Robert K. Cole, the Chairman of the Board and Chief Executive Officer of the Company, and Patti M. Dodge, Chief Financial Officer of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so; and

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

October 13, 2004

(d)	differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Obligations have been generally authorized by all necessary corporate action on the part of the Company and when the Obligations are issued in accordance with, and subject to, the terms and conditions of the Plan, such Obligations will be duly authorized.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Obligations. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP